Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Raj Ventures, Inc. (A Development Stage Company), of our report dated January 13, 2010 on our audit of the financial statements of Raj Ventures, Inc. (A Development Stage Company) as of December 31, 2009, and the related statement of operations, shareholders’ equity and cash flows from inception on October 14, 2009 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Boca Raton, Florida
March 31, 2010